[BCE INC. LOGO] News release

For Immediate Release
December 12, 2008

BCE announces plan to return value to its shareholders
Reinstates common share dividend, announces 5% NCIB share buyback
Bell continues move forward as a competitive, customer-focused service provider

MONTRÉAL, Québec – Following the termination of the proposed privatization agreement by BCE in accordance with its terms, BCE Inc. (TSX, NYSE: BCE) today announced plans to return value to BCE shareholders with a reinstated common share dividend and a new Normal Course Issuer Bid (NCIB) common share buyback program.

Bell Canada will also continue its move forward as a re-energized company with a clear goal – to be recognized by customers as Canada’s leading communications company – and the customer-focused strategy and structure required to achieve it.

“Our enhanced operational performance in recent months confirms that Bell is competing as a cost-effective and customer-focused communications company. The Bell team has implemented a range of programs to deliver a better customer experience, and we are eager to build on the clear progress we’ve already made,” said George Cope, President and CEO of Bell and BCE. “Given this steadily improving business trajectory, we view the dividend and share buyback initiatives announced by BCE today as very attractive to our shareholders now and going forward.”

“The BCE Board of Directors is in full support of the operational and investment strategy and capital market approach implemented by our CEO George Cope and his executive team,” said Richard J. Currie, BCE and Bell Canada Board Chair.

Bell’s move forward
In July 2008, Bell instituted a new strategy and a 100-day plan to enhance its customer service capability, competitiveness and cost efficiency. With a strict focus on its core business as a communications service provider, Bell is executing on 5 Strategic Imperatives – Improve Customer Service, Accelerate Wireless, Leverage Wireline Momentum, Invest in Broadband Networks & Services, and Achieve a Competitive Cost Structure – in order to deliver a better customer experience.

Beginning in July, Bell announced several significant operational initiatives supporting its Strategic Imperatives, including an organizational restructuring that reduced the number of management layers at Bell, bringing all team members closer to the customer, while reducing the number of management positions by 15%; ambitious new service programs such as Same Day Next Day service and Express Install; major investments in its wireless and IP fibre networks, as well as its service infrastructure; and a bold new brand that highlights Bell’s move forward in the business and consumer marketplaces.

Bell’s cost reduction initiatives will result in savings of approximately $400 million, an enhanced competitive position and, as evidenced by the progress shown in the Company’s third-quarter (Q3) results, steadily improving operational and financial performance supporting Bell’s future as a public company, and the shareholder value initiatives announced today.

Strong balance sheet and liquidity
Maintaining a public company capital structure, underpinned by strong investment grade credit metrics, BCE is retaining high levels of financial liquidity to fund its maturing debt obligations given today’s market environment. The Company also today announced new initiatives – a reinstated common share dividend and an NCIB program – dedicated to returning value to its shareholders.

Reinstated common share dividend
BCE has reinstated its common share dividend and declared this morning its fourth quarter of 2008 common dividend. For shareholders of record as of December 23, 2008, a quarterly dividend per share of $0.365 will be paid on January 15, 2009.

NCIB share buyback program
BCE will return capital to shareholders in the form of a Normal Course Issuer Bid (NCIB). To that end, BCE will repurchase up to approximately 5% of outstanding common shares, or about 40 million common shares. The NCIB is subject to approval by the Toronto Stock Exchange (TSX) and will be carried out in accordance with the requirements of the TSX and applicable laws.

“A share buyback is the most efficient method of distributing capital to our shareholders, particularly given the current valuation metrics of the Company,” said Siim Vanaselja, Chief Financial Officer of BCE. “The share buyback will be accretive to earnings per share and cash flow. Our improving operational progress provides the Company with confidence in our ability to return value to shareholders now and into the future.”

Annual Shareholder Meeting
The Company’s shareholders’ meeting will be held on Tuesday February 17, 2009 in Montréal.

At this meeting, the Company will further outline Bell’s goal and 5 Strategic Imperatives and BCE’s capital structure and shareholder value initiatives, including its dividend payout policy.

Return of share certificates
BCE has advised Computershare Investor Services Inc. that the privatization transaction will not proceed. As a result, holders of BCE shares will maintain their status as BCE shareholders. Computershare will return to depositing shareholders a share certificate representing their deposited BCE common and preferred shares and any ancillary documents it received from each such shareholder by first class mail as soon as practicable. For more information, investors may contact Computershare at 1-800-564-6253.

Termination of cash tender offers for certain outstanding debt securities
In addition, BCE and Bell Canada announced today that they have terminated their previously announced conditional cash tender offers for outstanding BCE 7.35% Series C Notes due October 30, 2009 (the “BCE Notes”), and outstanding Bell Canada 6.15% Debentures, Series M-2, due June 15, 2009 and 5.50% Debentures, Series M-16, due August 12, 2010 (the “Bell Debentures”).

BCE and Bell Canada, respectively, have notified the depositaries of the termination of the tender offers, that they will not accept for payment or pay for any BCE Notes or Bell Debentures deposited to the tender offers, and instructed the depositaries to promptly return all BCE Notes and Bell Debentures deposited by the tendering holders.

Caution Concerning Forward-Looking Statements
Certain statements made in this news release, including, but not limited to, statements relating to BCE’s expected operational and financial performance, as well as BCE’s objectives concerning the distribution of capital to shareholders, and other statements that are not historical facts, are forward-looking statements and are subject to important risks, uncertainties and assumptions, and our board’s discretion in respect of the declaration of dividends.

The results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, we cannot guarantee that any forward-looking statement will materialize and you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements contained in this news release are made as of the date of this release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Except as otherwise indicated by BCE, these statements do not reflect the potential impact of any non-recurring or other special items or of any dispositions, monetizations, mergers, acquisitions, other business combinations or other transactions that may be announced or that may occur after the date hereof.

Risks and assumptions that could cause actual results or events to differ materially from current expectations include, among others: general economic and credit market conditions; failure to achieve our business objectives; increased pension fund contributions; the intensity of competitive activity and the increase in wireless competitive activity that could result from Industry Canada’s licensing of AWS spectrum; our ability to respond to technological changes and rapidly offer new products and services; events affecting the functionality of, and our ability to protect, maintain and replace, our networks, IT systems and software; labour disruptions; the potential adverse effects on our Internet and wireless businesses of the significant increase in broadband demand; events affecting the operations of our service providers operating outside Canada; our ability to raise the capital we need to implement our business plan; our ability to discontinue certain traditional services as necessary to improve capital and operating efficiencies; regulatory initiatives or proceedings, litigation and changes in laws or regulations; increased regulation banning the use of wireless devices while driving; launch and in-orbit risks of satellites used by Bell TV; competition from unregulated U.S. direct-to-home satellite television services sold illegally in Canada and the theft of our satellite television services; BCE’s dependence on its subsidiaries’ ability to pay dividends; delays in completion of the high speed packet access overlay of our wireless network; and health concerns about radio frequency emissions from wireless devices.

For additional information with respect to certain of these and other assumptions and risks, please refer to BCE’s 2007 annual management’s discussion and analysis (“MD&A”) dated March 5, 2008 included in the Bell Canada Enterprises 2007 Annual Report, BCE’s 2008 First Quarter MD&A dated May 6, 2008, BCE’s 2008 Second Quarter MD&A dated August 5, 2008 and BCE’s 2008 Third Quarter MD&A dated October 28, 2008, all filed by BCE with the Canadian securities commissions (available at www.sedar.com) and with the U.S. Securities and Exchange Commission (available at www.sec.gov). These documents are also available on BCE’s website at www.bce.ca.

About BCE
BCE is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Under the Bell brand, the Company’s services include local, long distance and wireless phone services, high-speed and wireless Internet access, IP-broadband services, information and communications technology services (or value-added services) and direct-to-home satellite and VDSL television services. BCE also holds an interest in CTVglobemedia, Canada’s premier media company. BCE shares are listed in Canada and the United States. For corporate information on BCE, please visit www.bce.ca.

For inquiries, please contact:

Mark Langton Bell Media Relations 416 581-4339 mark.langton@bell.ca	Thane Fotopoulos BCE Investor Relations 514 870-4619 thane.fotopoulos@bell.ca